                                                                     EXHIBIT 4.4

                           DATED               2000
                           ------------------------


                            GRANTA PARK LIMITED (1)
                   CAMBRIDGE ANTIBODY TECHNOLOGY LIMITED (2)
                  CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC (3)

                                  Counterpart
                              AGREEMENT FOR LEASE

                         Relating to PHASE I BUILDING

                                                  Taylor Vinters
                                                  Merlin Place
                                                  Milton Road
                                                  Cambridge CB4 0DP

                                                  Tel: 01223 423444
                                                  Fax: 01223 426114

                                                  Our Ref: JMW/CP

INDEX
1       Definitions
2       Interpretation
3       Detailed Specifications
4       Planning Consent
5       The Condition
6       Requisite Consents
7       Landlord's obligations with regard to the carrying out of the Works
8       Variations
9       Appointment of Contractors and Consultants and Collateral Warranties
10      CONDAM Regulations
11      Measurement
12      Termination
13      Remedy of Defects
14      Tenant's Fit-Out Works
15      Disputes
16      Development Costs
17      Grant of the Lease
18      Title
19      Encumbrances
20      Disclaimer
21      Agreement not Assignable
22      Non Merger
23      Notices
24      Insurance
25      VAT
26      Guarantee of the Tenant's Covenants

Schedule I:    Encumbrances
Schedule II:   Form of Building Contractor's Warranty
Schedule III:  Form of Consultant's Warranty
Schedule IV:   Form of Building Contract
Schedule V:    Form of Consultant's Appointment
Schedule VI:   Extract of Draft Insurance Policy
Schedule VII:  Draft Lease
Schedule VIII: Sub-contractors Warranty
Plan 1:        [Estate edged blue Estate Roads coloured brown]

Plan 2:        [Property edged red]

T H I S  A G R E E M E N T  is made the                       day of
Two thousand B E T W E E N:-

1 GRANTA PARK LIMITED (company registration number 3455563) whose registered office is at 103 Wigmore Street London W1H 9AB ("the Landlord")

2 CAMBRIDGE ANTIBODY TECHNOLOGY LIMITED of [The Science Park Melbourn near Royston Cambridgeshire SG8 6JJ ("the Tenant") and

3 CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC whose registered office is at [ ] ("the Surety")

NOW IT IS HEREBY AGREED as follows:-

1       Definitions

        IN this Agreement where the context so allows:-

1.1 "the Act" means the Town and Country Planning Act 1990 as amended by the Planning and Compensation Act 1991 and includes any statute amending consolidating or replacing it for the time being in force

1.2     "Appeal" means both or either of the following:-

1.2.1 An appeal to the Secretary of State in accordance with the Act against either refusal or deemed refusal of planning permission or the grant of a planning permission subject to one or more Onerous Conditions

1.2.2   A calling in of an application under s.77 of the Act

1.3 "the Architect" means Wilson Mason and Partners of 3 Chandos Street Cavendish Square London W1M 0JU or such other person firm or company as may be employed as architect by the Landlord from time to time in connection with the Development with the approval of the Tenant not to be unreasonably withheld or delayed

1.4 "the Building" means the buildings to be constructed as part of the Works

1.5 "the Building Contract" means [a JCT 1980 Contract with amendments] for the carrying out of the Development in the form of the draft Contract annexed hereto at Schedule IV and all documents drawings and plans supplemental thereto

1.6 "the Building Contractor" means such building contractor as may be employed by the Landlord from time to time to carry out the Development and approved by the Tenant such approval not to be unreasonably withheld or delayed

1.7 "the Certificate Date" means the date of issue of the Certificate of Practical Completion

1.8 "the Certificate of Practical Completion" means the certificate to be issued by the Architect pursuant to the Building Contract confirming Practical Completion of the Works

1.9 "Completion Date" means the date which is five working days after the latest to happen of the following:-

1.9.1   the Certificate Date

1.9.2 Agreement or determination of the Gross Internal Area of the Building in accordance with Clause 11

1.10 "Forecast Construction Cost" means the aggregate cost of the following items:-

1.10.1 the agreed forecast cost of construction of the Works pursuant to the Building Contract.

1.10.2 an allowance for Building Contractors Preliminaries as agreed or determined pursuant to Clauses 16.3 and 16.4 hereof but excluding contingencies day works and design fees

1.11 "Consultants" means the Architects the Structural Engineers and Mechanical and Electrical Engineers Planning Supervisor and Cost Consultant

1.12 "Cost Consultant" means Edmond Shipway of 44 High Street Milton Cambridge CB4 6DF or such other firm or company of cost consultants as may be appointed by the Landlord in connection with the Development and approved by the Tenant such approval not to be unreasonably withheld or delayed

1.13 "Court Application" means both or either of the following as the case may be namely:-

1.13.1 Any application for judicial review under Order 53 of the Rules of the Supreme Court in respect of any planning permission; and/or

1.13.2 An application by a person aggrieved under s.288 of the Act in respect of any planning permission

1.14 "the CONDAM Regulations" means the Construction (Design and Management) Regulations 1994

1.15 "Defects Liability Period" means the period of 12 months commencing on the Certificate Date

1.16 "the Development" means the carrying out of the Works in order to provide upon the Site two separate buildings for use respectively to accommodate a molecular biology laboratory and as an office and amenity facility to support such use together with car parking

1.17 "the Estate" means the entirety of the property known as and comprising Granta Park Abington Cambridge as designated by the Landlord from time to time the present extent of which is shown for identification by blue edging on Plan 1 annexed to the Lease

1.18 "Event of Insolvency" means in respect of any party to whom it refers:-

1.18.1    If that party is a company that

1.18.1.1 It is deemed unable to pay its debts as defined in s.123 of the Insolvency Act 1986 ("the Act") or goes into liquidation as defined in s.247(2) of the Act or is otherwise wound up (except voluntarily for the purpose of reconstruction and/or amalgamation with a solvent concern) or that a provisional liquidator is appointed under s.135 of the Act

1.18.1.2 A petition is presented for an administration order under Part II of the Act

1.18.1.3 A receiver or manager is appointed whether under Part III of the Act or otherwise

1.18.1.4 A proposal is made for a voluntary arrangement under Part I of the Act or

1.18.2    If the person is an individual:-

1.18.2.1 That a bankruptcy petition is presented to the Court or the circumstances of that person are such that a bankruptcy petition could be presented under Part IX of the Act

1.18.2.2 That an application is made for an interim order or a proposal is made for a voluntary arrangement under Part VIII of the Act

1.18.2.3  That the person otherwise compounds with his creditors or

1.18.3 If any execution of distress shall be levied on any goods or chattels of the party concerned

1.19      "Force Majeure" means:-

1.19.1 Fire storm tempest other extreme adverse weather conditions hostilities labour lock out strikes and other industrial disputes riot; non-availability of materials or equipment; and/or

1.19.2 Any other cause or circumstances outside the control of the Landlord provided that any such cause or circumstance:-

1.19.2.1 Materially and adversely affects the performance of the terms and provisions of this Agreement; and

1.19.2.2  Cannot reasonably be avoided or provided against by the Landlord

1.20 "Gross Internal Area" shall have the meaning attributed to it in the Measuring Code but calculated on the basis that the areas set out in paragraph 2.6 of the Measuring Code are excluded and not included

1.21 "Independent Cost Consultant" means a quantity surveyor who is competent and experienced in dealing with cost consultancy matters arising out of agreements such as this Agreement and nominated by agreement between the parties or nominated upon the application of either party by the President for the time being of the Royal Institution of Chartered Surveyors or his duly appointed deputy

1.22 "Independent Expert" means a Fellow of the Royal Institution of Chartered Surveyors of no less than 10 years calling and with experience in the construction and valuation of premises of a similar nature to the Property to be agreed upon by the Landlord and the Tenant or in default of agreement appointed by the President of the time being of the Royal Institution of Chartered Surveyors on the application of either of them acting as an expert and not as an arbitrator

1.23 "Insured Risks" means the risks specified in the extract of the draft policy annexed hereto as Schedule VI

1.24 "Interest" means interest at the rate of 3% per annum above the base rate of Lloyds TSB Bank plc from time to time (as well after as before judgement) or such other comparable rate as the Landlord may reasonably designate if the base rate ceases to be published compounded at quarterly rests on the 31st March 30th June 30th September and 31st December in each year

1.25 "the Landlord" includes the Landlord's successors in title to the Estate and any other person who is at any time entitled to the reversion immediately expectant on the term agreed to be granted by this Agreement

1.26 "Landlord's Capital Contribution" means a sum equivalent to that arrived at by multiplying the number of square metres comprised in the Gross Internal Area of the Building (as measured in accordance with Clause 11) by (Pounds)400 ("the Provisional Sum") but provided that such sum shall be subject to the following adjustments

1.26.1 If the Forecast Construction Cost shall exceed the Target Construction Cost then the Provisional Sum shall be decreased by the amount of the increase in the Forecast Construction Cost but shall not fall below a figure equivalent to (Pounds)375 per square metre of Gross Internal Area

1.26.2 If the Forecast Construction Cost shall be less than the Target Construction Cost then the Provisional Sum shall be increased by the amount of the decrease in the Forecast Construction Cost but shall not rise above a figure equivalent to (Pounds)425 per square metre of Gross Internal Area

1.27      "Landlord's Percentage" means [45]%

1.28 "the Landlord's Solicitors" means Taylor Vinters of Merlin Place Milton Road Cambridge or any other firm of solicitors which the Landlord may from time to time notify to the Tenant as being its solicitors for the purposes of this Agreement

1.29 "the Lease" means the Lease of the Property in the form of the draft annexed hereto as Schedule VII to be granted by the Landlord to the Tenant pursuant to this Agreement

1.30      "Lease Commencement Date" means the Certificate Date

1.31 "the Long Stop Date" means the date falling 24 months after the date of grant of the Planning Consent

1.32 "Material Variation" means any alteration or addition to or omission from the Specification or the use of any materials in substitution for those specified in the Specification and/or the Building Contract

1.32.1 which would materially alter the design layout nature capacity or standard of construction of the Works or which would have a materially adverse effect on the use of the Property for the purposes specified in the Lease or

1.32.2 which would cause a material delay in the construction period under the Building Contract

1.33 "Mechanical and Electrical Engineers" means Oscar Faber of Marlborough House Upper Marlborough Road St Albans Hertfordshire AL1 3UT or such other firm or company of engineers as may be appointed by the Landlord in connection with the Development with the approval of the Tenant not to be unreasonably withheld or delayed

1.34 "Measuring Code" means the Code of Measuring Practice (Fourth Edition RICS/ISVA 1993)

1.35 "Onerous Condition" means a condition imposed in a planning permission applied for under this Agreement or imposed or to be imposed in any planning agreement regulating the Development or use of the Property and which contains an obligation or restriction of any one or more of the following kinds:-

1.35.1 It requires the payment or expenditure of money or other consideration by way of planning gain or on works outside the Estate or

1.35.2 It prevents or unduly restricts the occupation of the Property for the Permitted Use or

1.35.3 It prevents the carrying out of the Development without the agreement or co-operation of an independent third party which cannot be obtained on a basis at a cost or within a time that in any such case is reasonably acceptable to the Landlord and the Tenant

1.36      "Permitted Use" means the use permitted by the Lease

1.37 "Planning Consent" means a full planning permission authorising the carrying out of the Development in accordance with the Specification and the carrying out of the Tenants Fit Out Works and the use of the Property for the Permitted Use and which does not contain any Onerous Conditions

1.38 "the Planning Supervisor" means Glanville Consultants of Catherine House Boundary Way Hemel Hempstead Hertfordshire HP2 7RP or such other firm or company of planning supervisors as may be appointed by the Landlord in connection with the Development and approved by the Tenant such approval not to be unreasonably withheld or delayed

1.39 "Practical Completion" means the Practical Completion of the Development in accordance with the Building Contract

1.40 "the Property" means the land together with the Building constructed thereon as part of the Development and as more particularly described in Part I of Schedule I to the Lease

1.41      "Relevant Date" means 1st May 2001

1.42 "Rent Commencement Date" means the date which is the earlier of the date upon which the Tenant takes up beneficial occupation of the Building for the Permitted Use or nine months from the Certificate Date

1.43 "Requisite Consents" means those permissions consents approvals licences certificates and permits which may be necessary in order to lawfully carry out maintain and complete the Development and to permit the Tenant's occupation of the Property for the Permitted Use but excluding those relating to the Tenant's business

1.44 "Secretary of State" means the Secretary of State for the Environment or other Minister or authority for the time being having the right to exercise the powers now conferred upon the Secretary of State for the Environment by s.77 78 and 79 of the Act

1.45 "Settlement Date" means the date falling 10 Working Days after the later of the issue of a Certificate of Practical Completion in respect of the Tenant's Fit Out Works or the determination of the amount of the Landlord's Capital Contribution pursuant to Clause [16.4] hereof

1.46 "Site Meeting" means any of the pre-arranged meetings between the Building Contractor and the Consultants relating to the Works

1.47 "the Specification" means the plans drawings and specification of the Works to be agreed pursuant to Clause 3 hereof

1.48 "Structural Engineers" means Glanville Consultants of Catherine House Boundary Way Hemel Hempstead Hertfordshire HP2 7RP or such other firm or company of engineers as may be appointed by the Landlord for construction of the Works with the approval of the Tenant not to be unreasonably withheld or delayed

1.49 "Target Completion Date" means the date of expiry of the period of 12 months from the date of grant of the Planning Consent or 31 December 2001 whichever is the later

1.50 "Target Construction Cost" means the sum equal to (Pounds)850 multiplied by the number of square metres comprised in the Gross Internal Area of the Building as determined in accordance with Clause [11] hereof

1.51      "the Tenant" does not include any successors in title of the Tenant

1.52 "the Tenant's Architect" means Wilson Mason and Partners of 3 Chauds Street Cavendish Square London W1M 0JU or such other person firm or company as may be employed as architect by the Tenant from time to time in connection with the Tenant's Fit Out Works with the approval of the Landlord nor to be unreasonably withheld or delayed

1.53 "Tenant's Consultants" means the Tenant's Architect] the Tenant's Mechanical and Electrical Engineers appointed by the Tenant in connection with the carrying out of the Tenant's Fit-Out Works

1.54 "Tenant's Fit Out Specification" means the plans drawings and specifications of the Tenant's Fit Out Works to be agreed pursuant to Clause 3.1 hereof

1.55 "Tenant's Fit Out Works" means the works more particularly described in the Tenant's Fit Out Specification to be agreed pursuant to Clause 3 hereof (which specification may be subject to further variations or additions in accordance with Clause 8 hereof)

1.56 "Tenant's Interim Certificate" means an interim certificate issued by the Tenant's Representative and confirming the due completion of part or parts of the Tenant's Fit Out Works

1.57 "Tenant's Mechanical and Electrical Engineers" means Oscar Faber of Marlborough House Upper Marlborough Road St. Albans Hertfordshire AL1 3UT or such other firm or company of engineers as may be appointed by the Tenant in connection with the Tenant's Fit Out Works with the approval of the Landlord not to be unreasonably withheld or delayed

1.58 "Tenant's Representative" means Henry Martin of Hannah Reed and Associates Limited or such other firm or company or surveyors as may be appointed by the Tenant and notified to the Landlord

1.59      "Tenant's Solicitors" means Eversheds of Daedalus House Station Road

          Cambridge CB1 2RE or such other firm of solicitors as the Tenant may from time to time notify to the Landlord as being its solicitors for the purposes of this Agreement

1.60 "Tenant's Contractors" means those contractors appointed by the Tenant to carry out the Tenant's Fit-Out Works and whose identity shall be approved by the Landlord such approval not to be unreasonably withheld

1.61      "Term Commencement Date" mean the quarter day prior to the Certificate
          Date

1.62 "Variations" means any changes to the materials used in connection with the Works or any amendment to or departure from the Specification or the Tenant's Fit Out Specification

1.63 "VAT" means any value added tax at the relevant rate from time to time in force or any tax of similar nature that may be substituted for it or levied in addition to it

1.64 "Working Day" means any day from Monday to Friday (inclusive) which is not Christmas Day Good Friday or a statutory Bank Holiday

1.65 "the Works" means the works to be carried out by the Landlord and set out in the Specification as the same may be subject to further detailing variations or additions pursuant to Clauses [3] and [8] hereof

1.66 "Yearly Rent" means the sum of (Pounds)18.50 plus VAT multiplied by the number of square feet comprised in Gross Internal Area of the Building as agreed or determined in accordance with Clause [11]

2         Interpretation
          IN this Agreement:-

2.1 Any reference to a Clause sub-clause or paragraph is a reference to the corresponding Clause sub-clause or paragraph of this Agreement and any Clause headings shall not affect its construction

2.2 Words importing the singular meaning where the context so admits include the plural meaning and vice versa

2.3 Words of one gender include both other genders and words denoting persons shall include operations and firms and vice versa

2.4 If any party to this Agreement comprises more than one person the obligations and liabilities of that party under this Agreement shall be joint and several obligations and liabilities of those persons

3       Agreement of the Specification and the Tenant's Fit Out Specification

3.1 THE parties shall forthwith after the date hereof each use their respective reasonable endeavours to reach agreement on the Specification within the period of two months and the Tenant's Fit Out Specification within the period of four months from the date hereof and such Specification and the Tenant's Fit Out Specification shall take into account any requirements of the planning authority and any conditions annexed to the Planning Consent and shall ensure that the total Forecast Construction Cost is no greater than (Pounds)825 per square metre nor less than (Pounds)875 per square metre of Gross Internal Area which area shall be calculated for the purposes of this Clause from a measurement of the drawings forming part of the Specification

3.2 Once the Specification and the Tenant's Fit Out Specification have been agreed between the parties a copy of each shall be signed by or on behalf of the parties hereto

3.3 If the Specification or the Tenant's Fit Out Specification have not been agreed within the period referred to in Clause 3.1 either party may refer the matter to the Independent Cost Consultant for determination in accordance with Clause 15

4       Planning Consent

4.1 THE Landlord will apply for and use all reasonable endeavours to obtain the Planning Consent by the Relevant Date Provided Always that if at that date an Appeal has been lodged but remains undetermined the Relevant Date shall be extended to a date three months following determination of the Appeal if at that later date there has been no Court Application or (if a Court Application has been made) to a date one month after all proceedings pursuant to the Court Application have been exhausted and (if applicable) any further decision required to be made by the Secretary of State or the local planning authority or any other relevant authority pursuant to such proceedings have been made

4.2 The grant of a planning permission containing one or more Onerous Conditions shall be treated for the purposes of this Agreement as a planning refusal unless both the Landlord and the Tenant shall elect to treat the grant of such planning permission as the grant of the Planning Consent

4.3 Notwithstanding the provisions of Clause 4.1 hereof the Landlord shall not be obliged to appeal against the refusal of Planning Consent or against the grant of planning permission subject to one or more Onerous Conditions

4.4 The Landlord will immediately upon receipt of the same supply a copy of any planning permission which is granted as a result of an application made pursuant to Clause 4.1 and shall within 10 Working Days of receipt of any planning permission notify the Tenant in writing if it considers any of the conditions attached to such planning permission to be an Onerous Condition

4.5 The Tenant shall within five Working Days from receipt of the copy planning permission notify the Landlord in writing whether it considers on reasonable grounds that any condition attached to such planning permission is an Onerous Condition (time being of the essence for the purposes of this subclause 4.5)

4.6     If the Landlord shall disagree with any notice served upon it by the

        Tenant pursuant to subclause 4.5 it shall have five Working Days from receipt of that notification (time being of the essence for the purposes of this subclause 4.6) to serve on the Tenant notice in writing ("an Objection Notice") invoking the provisions of Clauses 4.8 to 4.10

4.7 If the Tenant shall disagree with any notice served upon it by the Landlord pursuant to Clause 4.4 it shall have five Working Days from receipt of that notification (time being of the essence for the purposes of this subclause 4.7) to serve on the Landlord notice in writing ("an Objection Notice") invoking the provisions of Clause 4.8 to 4.10

4.8 If an Objection Notice is served in accordance with subclause 4.6 or 4.7 and within the time limit therein specified the Landlord shall refer the question of whether the condition or conditions in question are Onerous Conditions to the Independent Expert such referral to be made within ten Working Days of receipt of an Objection Notice

4.9 The Independent Expert shall invite the parties to submit to him within such time as he may direct such written representations concerning the condition or conditions in question as they may respectively wish to make and shall have such regard (if any) to such representations (if any) as he shall consider appropriate

4.10 The Independent Expert shall determine whether the condition or conditions in question or any of them are Onerous Conditions and shall give to each of the parties a notice of his determination and his fees and expenses shall be borne equally by the Landlord and the Tenant

4.11 The Landlord will keep the Tenant informed of the progress of its application for the Planning Consent and at the written request and cost of the Landlord the Tenant will use all reasonable endeavours to assist the Landlord in obtaining the same but shall not act independently of the Landlord

4.12 Without prejudice to the generality of the foregoing the Tenant will if it is necessary to procure the grant of the Planning Consent at the written request of the Landlord promptly enter into a planning agreement in such form as the Landlord or the local planning authority may reasonably require and as the Tenant shall approve (such approval not to be unreasonably withheld or delayed) and the Tenant shall be responsible for its own legal and surveyor's costs in connection with any such planning agreement

5       The Condition

5.1 THIS Agreement is conditional upon the grant of the Planning Consent by the Relevant Date

5.2 If on the expiry of the period of 4 months after the Relevant Date the Condition referred to in Clause 5.1 remains unsatisfied either party wishing to determine this Agreement may do so by serving on the other not less than one month's notice in writing of such wish

5.3 If at the expiry of such notice the condition referred to in Clause 5.1 still remains unsatisfied or has not been waived by the Tenant (with the Landlord's agreement) this Agreement shall immediately determine and the provisions of Clause 12.4 shall apply

5.4 The provisions of Clauses 7 to 19 of this Agreement shall be and remain executory and shall only become operative on or with effect from the date upon which the condition in Clause 5.1 has been satisfied

6       Requisite Consents

6.1 SUBJECT to the provisions of Clause 4 hereof the Landlord will apply for and use all reasonable endeavours to obtain at its own cost all Requisite Consents necessary for the carrying out of the Works as may from time to time be appropriate both before and throughout the course of the Works

6.2 The Tenant will apply for and use all reasonable endeavours to obtain at its own cost all Requisite Consents for the Tenant's Fit Out Works as may from time to time be appropriate both before and throughout the course of such works

6.3 If a Requisite Consent is refused the Landlord or the Tenant as appropriate will take such action as may be appropriate in order to proceed with the relevant works

6.4 The Landlord and the Tenant will each notify the other of the grant of a Requisite Consent and will deliver a copy thereof to the other

6.5 The Landlord and the Tenant will each obtain the other's approval of its list of trade contractors from whom tenders will be invited for the Works and the Tenant's Fit Out Works respectively

7       Landlord's Obligations with regard to the carrying out of the Works

7.1 THE Landlord will enter into the Building Contract as soon as practicable after the grant of the Planning Consent and will require the Building Contractor to commence the Works as soon as practicable thereafter

7.2 The Landlord will enforce the obligations on the part of the Building Contractor contained in the Building Contract

7.3 The Landlord will enforce the obligations on the part of the Consultants contained in their respective appointments

7.4 The Landlord will at its own cost but subject to the obtaining of all Requisite Consents use all reasonable endeavours to procure the carrying out and completion of the Works:-

7.4.1   In a good and workmanlike manner with good quality materials

7.4.2   In accordance with the Requisite Consents

7.4.3   In accordance with the CONDAM Regulations

7.5 The Landlord will use all reasonable endeavours to procure that the Works are brought to Practical Completion by the Target Completion Date [save insofar as the Works cannot be completed until completion of the Tenant's Fit Out Works] Provided Always that if any delay in commencing or completing the Works shall arise from Force Majeure then provided that the Landlord has used all reasonable endeavours to minimise delay it shall be allowed such extension of time for the carrying out of the Works as may be reasonable and proper having regard to the delay in question and shall be under no liability to the Tenant whether for compensation damages costs or otherwise in respect of such delays

7.6     The Landlord will:-

7.6.1 Keep the Tenant informed of the progress of the Works and of any material problems or delays affecting the same

7.6.2 Give reasonable prior notice of all Site Meetings to enable the Tenant or its professional advisers to attend and to make representations which the Landlord will act reasonably in taking into account and will following such meetings supply copies of the minutes thereof to the Tenant

7.6.3 Allow the Tenant or its professional advisers on the giving of reasonable prior notice to enter on the Property in order to view the state and progress of the Works provided that in doing so the Tenant and its professional advisers shall not impede or obstruct the progress of the Works nor issue any instructions to the Building Contractor or to any workmen employed in the carrying out of the Works

7.6.4 Give not less than [10] Working Days' notice of the anticipated date of issue of the Certificate of Practical Completion

7.6.5 Permit the Tenant and its professional advisers to inspect the Works prior to the issue of the Certificate of Practical Completion and make representations to the [Architect] as to whether or not it considers Practical Completion of the Works to have taken place provided that the [Architect's] professional discretion shall not be fettered thereby

7.6.6 Provide to the Tenant as soon as reasonably practicable and in any event not later than the Completion Date copies of all service drawings and operating manuals required for the operation of the services within the Building and within one month thereafter with three sets of as-built drawings

7.6.7 On or before the Completion Date procure the removal from the Property of all plant equipment machinery tools materials vehicles and other chattels together with any rubbish belonging to the Landlord or the Trade Contractors and will make good any damage caused to the Property by such removal

8       Variations

8.1 THE Landlord shall be entitled to make Variations without the Tenant's consent where such Variations do not constitute Material Variations but shall not make any Material Variation to the specification of the Works without the written consent of the Tenant such consent not to be unreasonably withheld or delayed

8.2 The Tenant shall not make any Material Variation to the Tenant's Fit Out Works or any Variation which would require the Landlord's consent under the terms of the Lease without the written consent of the Landlord such consent not to be unreasonably withheld or delayed but Provided That the Landlord may refuse to consent to Variations which would not be permitted under the terms of the Lease or would detrimentally affect the value of the Landlord's reversionary interest in the Property

8.3 Where either party wishes to make a Material Variation it shall give not less than ten Working Days' notice to the other [addressed to William Scott at Granta Park Limited Granta Park Great Abington Cambridge CB1 6GP for the Landlord and Henry Martin of Hannah Reed Associates at Telford House Fulbourn Cambridge CB1 5HB for the Tenant of such intention and the recipient party shall be deemed to have given consent to such variation if it shall not have served written notice of objection upon the other within [five] Working Days after receipt of the said notice

8.4 Any notice of objection given pursuant to Clause 8.3 shall state the reasons for such objections and any dispute between the Landlord and the Tenant as to whether such objection is reasonable shall be referred by either party for determination by the Independent Expert

8.5 The parties shall make any submissions that they wish to be considered by the Independent Expert within two working days of the date of appointment

8.6 The Independent Expert shall use his best endeavours to issue his decision within five Working Days of appointment and his decision shall be final and binding

8.7 Fees of the Independent Expert shall be payable as he shall direct or in the absence of direction shall be borne equally by the parties

9       Appointment of Consultants and Contractors and Collateral Warranties

9.1.1 THE Landlord will appoint the Consultants for the design of the Works pursuant to appointments substantially in the form of the draft appointments annexed to this Agreement

9.1.2 The Landlord will let the Building Contract to the Building Contractor substantially in the form of the draft contract annexed to this Agreement

9.2 The Landlord shall procure and deliver to the Tenant as soon as practicable and in any event prior to the Certificate Date

9.2.1 Duly executed warranties under seal substantially in the form of the draft annexed to this Agreement as Schedule II by the Building Contractor

9.2.2 Duly executed warranties under seal in the form or substantially in the form of the relevant drafts annexed to this Agreement as Schedule [5] from the Architect Mechanical Electrical Engineers and Structural Engineers and

9.2.3 Shall use all reasonable endeavours to procure duly executed warranties under seal substantially in the form of the draft annexed to this Agreement as Schedule VIII by the Sub-Contractors with design responsibilities involved in the construction or installation of the roof and wall cladding glazed curtain walling mechanical and electrical services and lift

9.3 The Landlord and the Tenant shall co-operate with each other in any proceedings taken by either party to enforce their rights under the collateral warranties given by the Building Contractor the Consultants or the Tenant's Consultants or the Tenant's Trade Contractors in accordance with Clause 14.2.4 and the above provisions and shall if reasonably so required join in as party to such action

9.4 Where any party shall request the co-operation of the other pursuant to Clause 9.3 it shall indemnify the other against all reasonable and proper costs incurred as a result of such co-operation

10      Condam Regulations

        IN respect of the CONDAM Regulations the following shall apply:-

10.1 The Tenant appoints the Landlord to act as the only client in respect of the Works and the Landlord appoints the Tenant to act as the only client in respect of the Tenant's Fit Out Works

10.2 The Landlord shall prior to commencement of the Works make a declaration in respect of the appointment as client and send it to the health and safety executive in accordance with the provisions of the CONDAM Regulations and the Tenant shall do likewise prior to the commencement of the Tenant's Fit Out Works

10.3 The Landlord shall as soon as practicable after Practical Completion but in any event prior to completion of the Lease deliver to the Tenant a copy of the health and safety file relating to the Works

11      Measurement

11.1 PRIOR to or as soon as practicable immediately after the Certificate Date the Landlord and the Tenant shall cause a joint measurement (both in square feet and in square metres) of the Gross Internal Area of the Building to be made

11.2 If the parties cannot agree the Gross Internal Area they shall invite the Independent Expert to measure the Building and immediately thereafter to notify his measurement to the parties

11.3 The Independent Expert shall act as an expert and not as an arbitrator and his measurement of the Gross Internal Area shall be conclusive and binding on the parties (save for manifest error) and his costs shall be born by them in such proportions as he shall direct and in the absence of direction equally

12      Termination

12.1 IF the Certificate Date has not occurred by the Long Stop Date the Tenant may at any time within four weeks thereafter rescind this Agreement by giving written notice to the Landlord to that effect whereupon this Agreement shall terminate

12.2 If the Certificate Date has not occurred by a date which falls six months after the Long Stop Date then the Landlord may at any time within four weeks thereafter rescind this Agreement by giving written notice to the Tenant to that effect whereupon this Agreement shall terminate

12.3 If at any time there shall be an Event of Insolvency in relation to the Tenant then the Landlord may at any time thereafter rescind this Agreement by giving written notice to the Tenant (or as appropriate any Receiver or Liquidator) to that effect whereupon this Agreement shall terminate but without prejudice to the rights of the Landlord in respect of any antecedent breach by the Tenant of its obligations herein contained

12.4 Upon termination pursuant to Clauses 5.3 12.1 or 12.2 neither party shall have a claim against the other for damages compensation or costs in respect of any antecedent breach of any obligation herein contained

13      Remedy of Defects

13.1 THE Landlord will procure that the Architect prior to the expiry of the defects liability period under the Building Contract inspect the Property and prepare a detailed schedule of defects and will no later than 5 Working Days prior to the expiry of the defects liability period deliver a copy of such schedule to the Tenant

13.2 Following receipt of such schedule the Tenant shall consider the same and shall notify to the Architect any additional defects for which the Building Contractor is liable pursuant to the Building Contract no later than 5 Working Days prior to the expiry of the Defects Liability Period

13.3 The Landlord will procure that the Architect will deliver such schedule of defects together with any additions properly notified by the Tenant to the Building Contractor within the applicable time limits for doing so under the Building Contract

13.4 The Landlord will use all reasonable endeavours to enforce the obligations of the Building Contractor in relation to all defects notified to it in accordance with Clause 13.2 hereof as soon as reasonably practicable AND on failure by the Building Contractor to comply with its obligations will enforce any parent company guarantee and will use any retention or performance bond available to it for the purpose of remedying such defects so far as the same shall be sufficient for that purpose and in the event that they are not sufficient will make such retention or bond monies available to the Tenant

13.5 The Tenant will on reasonable prior notice from the Landlord allow the Landlord and all persons authorised by the Landlord all such rights of entry as are necessary to enable the schedule of defects to be prepared and to enable the remedy of all defects set out therein

13.6 Provided that the Landlord complies with its obligations in Clauses 13.1 and 13.3 hereof the Tenant shall have no right to require the remedy under the defects liability provisions in the Building Contract of any defect which has been omitted from the schedule of defects

13.7 The Landlord will give to the Tenant not less than 5 Working Days' notice of the anticipated date of issue of the certificate of making good defects and will allow the Tenant and its professional advisers to inspect the Works and to make representations to the Architect as to whether such certificate should be issued or with what qualifications but provided that the Architect's professional discretion shall not be fettered thereby

13.8 The Landlord shall cease to be liable and the Tenant shall make no claim against the Landlord in respect of any breach of the Landlord's obligations in respect of the carrying out of the Works after the expiry of the period of 6 years from the date of Practical Completion unless the Tenant shall have made a specific claim against the Landlord before the expiry of that period

13.9 It is hereby agreed that nothing in this Agreement shall be construed as imposing upon the Landlord obligations which are greater than those imposed upon the Building Contractor and Consultants by virtue of their respective contracts or appointments

14      Tenant's Fit Out Works

14.1 THE Tenant will at its own cost use all reasonable endeavours to procure the carrying out and completion of the Tenant's Fit Out Works:-

14.1.1  In a good and workmanlike manner with good quality materials

14.1.2  In accordance with Requisite Consents

14.1.3  In accordance with the CONDAM Regulations

        Provided Always that the Tenant shall not be permitted to commence the carrying out of the Tenant's Fit Out Works until the Certificate Date

14.2    The Tenant will:-

14.2.1 Obtain the Landlord's approval of the identity of the Tenant's Consultants such approval not to be unreasonably withheld

14.2.2 Obtain the Landlord's approval of its list of Trade Contractors from whom tenders will be invited for the Tenant's Fit Out Works such approval not to be unreasonably withheld

14.2.3 Allow the Landlord or its professional advisers on the giving of reasonable prior notice to enter on the Property in order to view the state and progress of the Tenant's Fit Out Works provided that in so doing the Landlord or its professional advisers shall not impede or obstruct the progress of the Tenant's Fit Out Works nor issue any instructions to the building contractor or to any workmen employed for the carrying out of the Tenant's Fit Out Works

14.2.4 Allow the Landlord or its professional advisers to make representations to the Tenant or such person or body as the Tenant shall direct as to whether or not it considers that the Tenant's Fit Out Works have been carried out and completed in accordance with the Tenant's covenants contained in Clause 14.1 hereof

14.2.5 Appoint the Tenant's Consultants and the Tenant's Trade Contractors pursuant to appointments and Contracts in a form approved by the Landlord such approval not to be unreasonably withheld or delayed

14.2.6 Procure and deliver to the Landlord duly executed warranties under seal substantially in the form of the drafts annexed hereto as Schedules II and III by any contractor or consultant involved in the design or carrying out of the Tenant's Fit Out Works such warranties to be provided prior to the Practical Completion of such works

14.2.7 Put right to the Landlord's reasonable satisfaction any defect in the Tenant's Fit Out Works which the Landlord shall properly notify to the Tenant within the defects liability period under the contract for the carrying out of such works

15      Disputes

15.1 ANY disputes between the parties relating to the agreement of the Specification or the Tenant's Fit Out Specification pursuant to clause 3 hereof or as to the amount of the Landlords Capital Contribution pursuant to clause 16 hereof shall be referred at the instigation of either party for determination by the Independent Cost Consultant who shall act as an expert and not as an arbitrator and whose decision shall be conclusive and binding on the parties save in case of manifest error and whose costs shall be borne by the parties in such proportions as he shall direct or in the absence of direction equally

15.2 If any dispute or question shall arise between the Landlord and the Tenant in relation to this Agreement it shall save where otherwise provided in this Agreement be submitted to arbitration within the meaning of the Arbitration Act 1996 or any act amending or replacing the same

15.3 The arbitrator shall be appointed by the Landlord and the Tenant jointly or failing such appointment by the President of the Royal Institution of Chartered Surveyors on the application of either the Landlord or the Tenant

16      Development Costs

16.1    THE Landlord will bear the cost:-

16.1.1  Of obtaining all Requisite Consents in respect of the Works

16.1.2  Of the carrying out of the Works

16.2    The Tenant will bear the cost:-

16.2.1 Of obtaining all Requisite Consents in respect of the Tenant's Fit Out Works

16.2.2  Of the carrying out of the Tenant's Fit Out Works

16.2.3 Of any Variations to the Works requested by the Tenant to the extent that this increases the costs of carrying out the Development as certified by the Architect

16.3 Following the date of issue of the cost plan for the Works produced by the Cost Consultant the parties will endeavour to agree the Forecast Construction Cost

16.4 If the parties shall fail to reach agreement pursuant to Clause 16.3 that figure will be ascertained immediately following the letting of the Building Contract for the Works and in case of dispute the matter may be referred by either party for determination by the Independent Cost Consultant who shall act as an expert and not as an arbitrator and whose decision shall be conclusive and binding on the parties save in case of manifest error and whose costs shall be borne by the parties in such proportion as he shall direct and in the absence of direction equally

16.5 The Landlord will pay the Landlord's Capital Contribution to the Tenant in the following manner

16.5.1 Within 10 Working Days of the date of issue of each Tenant's Interim Certificate the Landlord will pay the Landlord's Percentage of the sum set out in such Certificate provided that such amounts shall not when aggregated exceed the Landlord's Capital Contribution and that no payment shall be made prior to the grant of the Lease

16.5.2 On the Settlement Date the Landlord will pay to the Tenant any balance of the Landlord's Capital Contribution which shall not have been paid pursuant to Clause 16.5.1

17      Grant of the Lease

17.1 THE Landlord will grant and the Tenant will accept the grant of the Lease on the Completion Date

17.2 Engrossments of the Lease shall be prepared by the Landlord's Solicitors and both parties will promptly execute such engrossments preparatory to the grant of the Lease

17.3    The rent initially reserved by the Lease shall be the Yearly Rent

17.4 The date of commencement of the term granted by the Lease shall be the Term Commencement Date

17.5 The date upon which rents and service charge shall commence to be payable pursuant to the Lease shall be the Rent Commencement Date

18      Title

        THE Landlord has deduced its title to the Property and the Tenant accepts it and shall not raise any requisition or objection to the Landlord's title

19      Encumbrances

19.1 THE Property shall be demised subject to the matters (if any) contained or referred to in the documents set out in Schedule II so far as the same relate to the Property and are still subsisting and the Tenant or its Solicitors having been supplied with copies or details of all such matters shall be deemed to purchase with full notice and shall raise no objection or requisition in respect thereof

19.2    The Property is also demised subject to:-

19.2.1 Any matter or thing registered or capable of registration in the local Land Charges Registry

19.2.2 All rights of way drainage or other rights easements quasi-easements and privileges which may affect the Property or any part thereof without any obligation on the part of the Landlord to define the same

19.2.3 All charges and other outgoings which affect or are charged on the Property other than financial charges

20      Disclaimer

20.1 THE Tenant hereby acknowledges that this Agreement has not been entered into in reliance wholly or partially upon any statement or representation made by or on behalf of the Landlord save in so far as any such statement or representation is expressly set out in this Agreement or has been made in writing by the Landlord's Solicitors to the Tenant's Solicitors and that in the event of any such statement being made this shall not obviate the need for the Tenant to make the appropriate searches and enquiries and/or inspections of the Property and/or any relevant authority

20.2 No statement whether made orally or in writing or contained in any advertisement notice or otherwise issued by the Landlord or its agents or otherwise issued on the Landlord's behalf shall be deemed to be a term or condition of this Agreement which constitutes the entire contract between the parties and may only be varied or modified (whether by way of collateral contract or otherwise) in writing under the hands of the parties or their Solicitors

21      Agreement not Assignable

        UNLESS the Landlord shall otherwise agree it shall not be required to grant the Lease of the Property other than to the Tenant

22      Non Merger

        SAVE in so far as they have been fully performed the provisions of this Agreement shall remain in effect after and notwithstanding the completion of the grant of the Lease

23      Notices

        WHERE this Agreement shall require any notice or notification to be given it shall be given in writing and shall be treated as properly given if made in accordance with s.196 of the Law of Property Act 1925 (as amended by the Recorded Delivery Service Act 1962)

24      Insurance

24.1 UNTIL Practical Completion the Landlord shall procure that the Building and the Works shall be insured against the Insured Risks to full reinstatement value

24.2 From and including the Certificate Date the Landlord shall insure the Property in accordance with the provisions of the Lease

24.3 If prior to the Certificate Date any part of the Building or the Works is damaged or destroyed by a risk which is covered by the insurance taken out in accordance with subclause 1 hereof the Landlord shall use all reasonable endeavours to procure that the damage is reinstated

24.4 In respect of any damage or destruction which shall occur on or after the Certificate Date the Landlord will observe and perform obligations in the same form as those contained in the Lease

25        VAT

25.1 ALL payments provided for by this Agreement shall be deemed to be exclusive of VAT and the Tenant shall on receipt of a VAT invoice pay any VAT which shall be properly chargeable thereon

25.2 Where the Landlord or the Tenant is entitled to recover the cost of goods and services supplied but in respect of which no taxable supply is made to the party paying such costs that party shall indemnify the other against any such VAT thereon as is not recoverable as input tax

26        Guarantee of the Tenant's Covenants

26.1 THE Surety guarantees to the Landlord that the Tenant will duly observe and perform all the stipulations and obligations on the Tenant's part contained in this Agreement ("Tenant's Obligations") and in default by the Tenant of the Tenant's Obligations the Surety will observe and perform the Tenant's Obligations Provided Always that the obligations of the Surety hereunder shall not exceed those imposed upon the Tenant

26.2 In the case of amendment to or variation of the terms of this Agreement or any document referred to herein the Surety's guarantee will apply to the Tenant's Obligations as so amended or varied

26.3 If the Tenant fails to duly observe and perform the Tenant's Obligations or any of them the Surety will on demand make good to the Landlord all losses damages costs and expenses arising as a result of such failure and the Surety will indemniy the Landlord against all losses costs expenses and liability arising or incurred by the Landlord as a direct result of such failure

26.4 If any liquidator or trustee in bankruptcy of the Tenant shall disclaim this Agreement the Surety will on written demand by the Landlord within one month of such disclaimer enter into an agreement with the Landlord on the same terms as this Agreement save that the Surety shall be the Tenant thereunder and the Surety's separate guarantee obligations shall be excluded. The Surety will also pay the Landlord's proper and reasonable costs (including VAT) in connection with such agreement

26.5 No neglect or forbearance on the part of the Landlord in enforcing observance and performance by the Tenant of any of the Tenant's Obligations and no time or other indulgence given by the Landlord to the Tenant shall release or discharge or in any way affect the liability of the Surety under this Clause 26

26.6 No legal limitation disability incapacity or any other circumstances relating to the Tenant nor any amendment to or variation of the terms of this Agreement or any document to which it refers shall release discharge or in any way limit or affect the liability of the Surety under this Clause 26

26.7 The Surety's Obligations under this Clause 26 shall not be released or affected by any other act or omission or thing which but for this Clause 26.7 would cause the Surety's obligations under this Clause 26 to be released wholly or partly other than a release given under seal by the Landlord

26.8 On the Completion Date the Surety will enter into the Lease as guarantor of the Tenant's covenants thereunder and in the circumstances set out in Clause 26.4 herein or if the Tenant fails to complete the Lease shall if the Landlord so requires take up the Lease in its own name as Tenant thereunder and the Lease shall in such circumstances be amended to exclude the Surety Obligations

                                  SCHEDULE I

                                 Encumbrances

                                  SCHEDULE II

                    Form of Building Contractors' Warranty

                                 SCHEDULE III

                         Form of Consultants' Warranty

                                  SCHEDULE IV

                           Form of Building Contract

                                  SCHEDULE V

                         Form of Consultants Agreement

                                  SCHEDULE VI

                       Extract of Draft Insurance Policy

                                 SCHEDULE VII

                                  Draft Lease

                                 SCHEDULE VIII

                           Sub-contractors Warranty

A S W I T N E S S the hands of the parties hereto the day and year first before written

SIGNED by the duly authorised        )
person for and on behalf of          )
the Tenant:-                         )



SIGNED by the duly authorised )
person for and on behalf of   )
the Surety:-                  )

                                      41